EXHIBIT 99.1
                                  ------------
                                                                  PRESS RELEASE

NEWS FROM ZILOG                                              LOGICALLY SPEAKING
-------------------------------------------------------------------------------

Contact:

Roberta Bartlett, Director
Marketing Communications and Public Relations
ZiLOG, Inc.
Phone:  (408) 558-8467
Email:  RBARTLETT@ZILOG.COM
        -------------------


                    ZILOG STREAMLINES SALES, RENEWS FOCUS ON
                      DISTRIBUTION, ELIMINATES 33 POSITIONS

         Campbell, CA - July 13, 1998 -- ZiLOG, Inc. today announced plans to streamline its worldwide sales organization with a renewed focus on the distribution channel to improve efficiency and reduce spending in response to the economic downturn affecting the semiconductor industry.

         The redesigned sales and distribution process follows the Campbell, California-based company's recently announced realignment of its business to core markets and capabilities. The company is revitalizing its core product families--Z8(R) microcontrollers, Z80(R) microprocessorS, and DSPs, and is focusing its resources in the Communication, Home Entertainment, and Embedded Control markets.

         "Streamlining our sales process and focusing on distribution allows us to serve our customers in these markets more efficiently," said Thomas C. Carson, Senior Vice President of Worldwide Sales. "Our intention is always to be customer-focused, and in fact to be the industry leader in customer service."

         According to Carson, the restructuring allows ZiLOG to reduce spending at a time when the company is experiencing declining chip sales and soft revenue projections. The semiconductor industry is experiencing an across-the-board market downturn, largely owing to Asia's economic turmoil. As a result of streamlining the sales process and consolidating resources, the company said that 33 positions were eliminated in sales and headquarters operations. Of the 33 positions, 24 represent an employee reduction in force. The displaced employees will receive a severance package, medical benefits, and outplacement assistance services.

         "ZiLOG's realignment was the first step in repositioning the company," said Carson. "We are looking closely at the way we sell our products, the channels we sell them through, and all other areas of our business for opportunities to reduce costs, streamline operations, and improve efficiency. We have to be a tighter, more efficient, more globally-competitive company in order to turn around and take advantage of the market when it picks up again."

         Carson said the changes would not affect ZiLOG's customer focus. "We will continue to deliver superior products on time to meet our customers' needs. That's our number one priority."

         ZiLOG creates embedded and integrated technologies that improve the performance of everyday applications. Our engineers immerse themselves into all aspects of specific markets so we can deliver appropriate, feature-rich solutions at breakneck speeds. Passion, ideas and service fuel our drive to always be focused on one goal--helping our customers succeed.

         ZiLOG has its headquarters in Campbell, California and had 1997 revenues of $261.1 million. It employs approximately 1,650 people, has 27 direct sales offices, and more than 120 distributor and rep locations worldwide. For more information, please visit the company's website at HTTP://WWW.ZILOG.COM.
                                                        --------------------